UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
Strategic Realty Trust, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STRATEGIC REALTY TRUST, INC.
400 Concar Drive, Suite 3-149
San Mateo, California 94402

NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
AND INTERNET AVAILABILITY OF PROXY MATERIALS

Dear Stockholder:
On Thursday July 23, 2020, we will hold our 2020 annual meeting of stockholders at the Hilton Garden Inn, 2000 Bridgepoint Circle, San Mateo, California 94404. The meeting will begin at 9:00 a.m. local time.
We are holding this meeting to:

1.
Elect two nominees to the board of directors to serve until the 2021 annual meeting of stockholders and until their successor(s) are duly elected and qualified, one nominee to the board of directors to serve until the 2022 annual meeting of stockholders and until his successor is duly elected and qualified, and elect one nominee to the board of directors to serve until 2023 annual meeting of stockholders and until his successor is duly elected and qualified.

The board of directors recommends a vote FOR these nominees to the board of directors.

2.	Attend to such other business as may properly come before the meeting and any adjournments or postponements thereof.
The board of directors has selected April 24, 2020 as the record date for determining stockholders entitled to vote at the meeting.
This proxy statement and proxy card are being mailed to you on or about April 29, 2020, along with a copy of our 2019 annual report.
Whether you plan to attend the meeting and vote in person or not, we urge you to have your vote recorded as early as possible. Please complete, sign and date the accompanying proxy card and return it in the accompanying self-addressed postage-paid return envelope. Alternatively, you may be able to vote over the Internet or by telephone, depending on how your account is registered. Please refer to the instructions on your proxy card.
Your vote is very important! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 23, 2020:
Our proxy statement, form of proxy card and 2019 annual report to stockholders are also available at www.srtreit.com.

By Order of the Board of Directors,
Andrew Batinovich
Chief Executive Officer

April 29, 2020
San Mateo, California

EAST\140844594.7

STRATEGIC REALTY TRUST, INC.
400 Concar Drive, Suite 3-149
San Mateo, California 94402
(650) 343-9300
_________________________________________________
PROXY STATEMENT
_________________________________________________
Annual Meeting Information and Purpose of Proxy Statement
We are providing these proxy materials in connection with the solicitation by the board of directors of Strategic Realty Trust, Inc. (“Strategic Realty Trust,” the “Company,” “we,” “our” or “us”), a Maryland corporation, of proxies for use at the 2020 annual meeting of stockholders to be held on July 23, 2020, at 9:00 a.m. local time at the Hilton Garden Inn, 2000 Bridgepoint Circle, San Mateo, California 94404, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of 2020 Annual Meeting of Stockholders (the “Notice of 2020 Annual Meeting”).
This proxy statement, which includes the Notice of 2020 Annual Meeting, and the accompanying form of proxy and voting instructions are first being mailed or given to stockholders on or about April 29, 2020.
Annual Report
On or about April 29, 2020, our Annual Report for the year ended December 31, 2019 (which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission (the “SEC”)) was mailed to each of our stockholders of record as of the close of business on April 24, 2020.
Our Annual Report on Form 10-K, as filed with the SEC, may be accessed online through our website at www.srtreit.com or through the SEC’s website at www.sec.gov.  In addition, you may request a copy of our Annual Report on Form 10-K by writing to us at the following address:  400 Concar Drive, Suite 3-149, San Mateo, California 94402, Attention: Secretary.
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Q:    Why did you send me this proxy statement?

A:
We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote your shares at the 2020 annual stockholders meeting. This proxy statement includes information that we are required to provide to you under the rules of the SEC and is designed to assist you in voting.

Q:    What is a proxy?

A:
A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing G. Lee Burns, our Vice President, and Julia Kholodenko our Chief Accounting Officer as your proxies, and you are giving him or her permission to vote your shares of common stock at the annual meeting. The appointed proxy will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. In this case, they will vote FOR the election of the nominees to the board of directors. With respect to any other proposals to be voted upon, they will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in his or her discretion. If you do not submit your proxy, your shares will not be voted at the annual meeting. This is why it is important for you to return your proxy card to us (or authorize a proxy over the Internet or by telephone) as soon as possible whether or not you plan on attending the annual meeting.

Q:    When is the annual meeting and where will it be held?

A:	The 2020 annual meeting of stockholders will be held on July 23, 2020, at 9:00 a.m. local time at the Hilton Garden Inn, 2000 Bridgepoint Circle, San Mateo, California 94404.
Q:    What is the purpose of the 2019 annual meeting?

A:	At the 2020 annual meeting, stockholders will vote on the election of four nominees to serve on the board of directors and on any other proposal to be voted on.
Management will also report on the status of our portfolio of properties. In addition, representatives of Moss Adams LLP, our independent registered public accounting firm (“Moss Adams”), are expected to attend the 2020 annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions from our stockholders.

Q:    What is the board of directors’ voting recommendation?

A:	The board of directors recommends a vote FOR the nominees to the board of directors.
Q:    Who is entitled to vote?

A:
Only stockholders of record at the close of business on April 24, 2020, the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock of the Company that they hold on the record date at the annual meeting, or any postponements or adjournments thereof. As of the record date, there were 10,739,814 shares of common stock issued and outstanding and entitled to vote. Each outstanding share of common stock entitles its holder to cast one vote on each proposal to be voted on.

Q:    What constitutes a quorum?

A:
A quorum consists of the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at the annual meeting. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. Generally, if you submit your proxy, then you will at least be considered part of the quorum. Abstentions and broker non-votes will be counted to determine whether a quorum is present. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner is present in person or by proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

Q:    Can I attend the annual meeting?

A:
You are invited to attend the annual meeting if you were a stockholder of record or a beneficial holder as of the close of business on April 24, 2020, or you hold a valid legal proxy for the 2020 annual meeting. If you are the stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the annual meeting. You should be prepared to present photo identification for admission. If you are a beneficial holder, you will need to provide proof of beneficial ownership on the record date as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the annual meeting.

Q:    How do I vote my shares?

A:	Stockholders of record may vote their shares in the following manner:

•	Authorizing a Proxy by Mail — Stockholders may authorize a proxy by completing the accompanying proxy card and mailing it in the accompanying self-addressed postage-paid return envelope.

•	Authorizing a Proxy via the Internet — Eligible stockholders may authorize a proxy by going to www.proxyvote.com and following the online instructions.

•	Authorizing a Proxy by Telephone — Eligible stockholders may authorize a proxy by calling 1-800-690-6903 and following the recorded instructions.

•	In Person at the Meeting — Stockholders of record may vote in person at the annual meeting. Written ballots will be passed out to those stockholders who want to vote at the meeting.
For those stockholders eligible to vote by Internet, we encourage you to do so, since this method of voting is quick, convenient, and cost-efficient. Please refer to your proxy card to see if you are eligible to vote by telephone or Internet. When you vote via the Internet or by telephone prior to the annual meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted.
If your shares are held by a bank, broker or other nominee (that is, in “street name”), you are considered the beneficial owner of your shares and you should refer to the instructions provided by your bank, broker or nominee regarding how to vote. In addition, because a beneficial owner is not the stockholder of record, you may not vote shares held by a bank, broker or nominee in street name at the annual meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.
If you elect to attend the meeting, you can submit your vote in person, and any previous votes that you submitted will be superseded. If you return your signed proxy, your shares will be voted as you instruct, unless you give no instructions with respect to one or more of the proposals. In this case, unless you later instruct otherwise, your shares of common stock will be voted FOR the nominees to the board of directors. With respect to any other proposals to be voted on, your shares of common stock will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in the discretion of Mr. Burns and Ms. Kholodenko.

Q:    What if I submit my proxy and then change my mind?

A:	You have the right to revoke your proxy at any time before the annual meeting by:

•	delivering to our secretary a written notice of revocation;

•	returning a properly signed proxy bearing a later date; or

•	attending the annual meeting and voting in person (although attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request).
To revoke a proxy previously submitted by mail or authorized via telephone or the Internet, you may simply authorize a proxy again at a later date using one of the procedures set forth above, but before the deadline for mail, telephone, or Internet voting, in which case the later submitted proxy will be recorded and the earlier proxy revoked.
If you hold shares of our common stock in “street name,” you will need to contact the institution that holds your shares and follow its instructions for revoking a proxy.
Q:    What happens if additional proposals are presented at the annual meeting?

A:
Other than the matters described in this proxy statement, we do not expect any additional matters to be presented for a vote at the annual meeting. If other matters are presented and you are voting by proxy, your proxy grants the individuals named as proxy holders the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Q:    Will my vote make a difference?

A:
Yes. Your vote could affect the composition of our board of directors. Moreover, your vote is needed to ensure that a quorum is present at the annual meeting so that the proposals can be acted upon. YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes.

Q:    What are the voting requirements to elect the director nominees?

A:
Under our charter, the election of a director requires the affirmative vote of holders of a majority of the shares entitled to vote who are present in person or by proxy at an annual meeting at which a quorum is present. This means that, of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted in accordance with the recommendation of the board of directors.

Q:    Who will bear the costs of soliciting votes for the meeting?

A:
The Company will bear the entire cost of its solicitation of proxies from its stockholders. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees of our advisor and its affiliates, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:    Who will count the votes?

A:	The board of directors will appoint an independent inspector of elections to tabulate the votes.
Q:    Where can I find the voting results of the annual meeting?

A:
The Company will report voting results in a Current Report on Form 8-K filed with the SEC within four business days following the annual meeting. If final voting results are not known when such report is filed, they will be announced in an amendment to such report within four business days after the final results become known.

Q:    Where can I find more information?

A:
We file annual, quarterly, current reports and other information with the SEC. Copies of SEC filings, including exhibits, can be obtained free of charge on our website at www.srtreit.com. This website address is provided for your information and convenience. Our website is not incorporated into this proxy statement and should not be considered part of this proxy statement. Additionally, you may read and copy any reports, statements or other information we file with the SEC on the website maintained by the SEC at http://www.sec.gov. Our SEC filings are also available to the public at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

BOARD OF DIRECTORS
Information about Director Nominees
The following table and biographical description set forth information with respect to Andrew Batinovich, Todd A. Spitzer, Philip I. Levin and Jeffrey S. Rogers, our director nominees. Messrs. Batinovich, Spitzer, Levin and Rogers are currently members of our board of directors.

Name	Age	Position
Todd A. Spitzer	58	Chairman of the Board and Independent Director
Phillip I. Levin	80	Independent Director
Jeffrey S. Rogers	51	Independent Director
Andrew Batinovich	61	Chief Executive Officer, Corporate Secretary and Director
Todd A. Spitzer has served as one of our independent directors since January 22, 2014. Mr. Spitzer has also served as the Chairman of our board of directors. Mr. Spitzer is currently the District Attorney for Orange County, California, taking office in January of 2019. Prior to his election as District Attorney, Mr. Spitzer served as Supervisor for the Third District of Orange County. Mr. Spitzer previously chaired the Orange County California Transportation Authority’s Finance and Administration Committee from January 2013 to December of 2018, where he oversaw the finances of the $1.2 billion agency, as well as the funds managed through the county’s transportation taxes. From January 2013 until December of 2018, he was also a voting member of the Foothill and San Joaquin Hills Transportation Corridor Agencies. In addition, from 2011 to January 2019, Mr. Spitzer was a consultant and social media advisor with expertise designing social media platforms and policies for broker-dealers regulated by FINRA and the SEC. From 2010 to the present, Mr. Spitzer has also served as an attorney at law at the Spitzer Law Office. From 2008 through 2010, Mr. Spitzer served as an assistant district attorney in the Orange County California District Attorney’s Office. Between December 2002 and November 2008, Mr. Spitzer served as an elected member of the California State Assembly. Mr. Spitzer earned a Master in Public Policy degree from the University of California, Berkeley in Berkeley, California, a Juris Doctorate degree from the University of California Hastings College of Law, in San Francisco, California, and a Bachelor of Arts degree in Government from the University of California, Los Angeles in Los Angeles, California.
The board of directors has determined that Mr. Spitzer is qualified to serve as one of our directors due to the depth of his experience in public policy and governance and his professional experience as an attorney. The board has also determined that Mr. Spitzer meets the independence standards of our corporate governance documents, the SEC, the New York Stock Exchange (“NYSE”) and applicable law.
Philip I. Levin has served as one of our independent directors since April 2011. Mr. Levin has served, since 1991, as President of Levin Development Company, a real estate development and consulting firm. Prior to founding Levin Development Company in 1991, Mr. Levin served for approximately 16 years with Coopers & Lybrand, L.L.P. (now PricewaterhouseCoopers), where he became the Managing Partner of the firm’s consulting practice in Michigan. From 1970 to 1974, Mr. Levin served as Manager of the Consulting Services Division of Arthur Young & Company (now Ernst & Young) in Toledo, Ohio. Prior to joining Arthur Young & Company, Mr. Levin served as a Financial Analyst for Ford Motor Company for approximately eight years. Mr. Levin holds a Master of Business Administration in Finance and a Bachelor of Science degree in Accounting from the University of Pittsburgh.
The board of directors has determined that Mr. Levin is qualified to serve as one of our directors due to his experience as an officer of a real estate development and consulting firm and his professional experience as a certified public accountant. In addition, the board of directors believes that Mr. Levin is qualified to serve as the financial expert and chairperson of the audit committee due to his extensive experience as a certified public accountant.
Jeffrey S. Rogers has served as one of our independent directors since March 2009. Mr. Rogers is the President and Chief Executive Officer of LiftForward, Inc., which provides organizations with payment solutions that power subscription services, membership programs and Hardware as a Service such as the Microsoft Surface Membership. LiftForward investors include Monroe Capital, Syncora Alternative Investments, IA Capital Group, GLI Finance Limited, Varadero Capital and Garrison Point Capital. Prior to LiftForward, Mr. Rogers was the President and Chief Operating Officer of Integra Realty Resources, Inc., which is the largest commercial real estate valuation firm in the country. Integra’s customers include the country’s largest REITs, pension funds, and financial institutions. Prior to joining Integra, Mr. Rogers held other operating positions and worked on Wall Street as an investment banker. Mr. Rogers previously served on the Board of Directors of Presidential Realty Corp., a public REIT and the Advisory Board of McKissack and McKissack, a construction company focused on large scale projects on the East Coast. Mr. Rogers has also served as Audit Committee Chairman of the Young Presidents Organization from July 2010 to July 2012. Mr. Rogers earned a Master of Business Administration degree from The Darden School, University of Virginia in Charlottesville, Virginia, a Juris Doctorate degree from Washington and Lee University School of Law in Lexington, Virginia and a Bachelor of Arts degree in Economics from Washington and Lee University.
The board of directors has determined that Mr. Rogers is qualified to serve as one of our directors due to his previous leadership position with a commercial real estate valuation and counseling firm and his professional experience.

Andrew Batinovich has served as our Chief Executive Officer and as a member of our board of directors since August 2013. Mr. Batinovich has also served as our Corporate Secretary since October 2013. From August 2013 through January 2014, Mr. Batinovich also served as our Chief Financial Officer. Mr. Batinovich has over 30 years of experience in the acquisition and management of commercial properties including retail, office and industrial. Mr. Batinovich also serves as President and Chief Executive Officer of Glenborough, a privately held full-service real estate investment and management company focused on the acquisition, management and leasing of institutional quality commercial properties including retail, office and industrial properties. From December 2006 to October 2010, Mr. Batinovich served as President and Chief Executive Officer of Glenborough Acquisition Co., a company formed by an affiliate of Morgan Stanley which acquired Glenborough Realty Trust, a NYSE-listed REIT, in 2006 in a transaction valued at $1.9 billion. In 1996, Mr. Batinovich co-founded Glenborough Realty Trust, and served as President from 1997 to 2010, and as Chief Executive Officer from 2003 to 2010. Mr. Batinovich also served as Glenborough Realty Trust’s Chief Operating Officer from 1996 to 2002 and Chief Financial Officer from 1996 to 1997. During his 11 years with Glenborough Realty Trust, the company grew from just over $100 million in assets to approximately $1.9 billion. Prior to founding Glenborough Realty Trust, Mr. Batinovich served as Chief Operating Officer and Chief Financial Officer of Glenborough Corporation, a private real estate investment and management company, from 1984 until its merger with Glenborough Realty Trust in 1996. Prior to joining Glenborough Corporation in 1983, Mr. Batinovich was an officer of Security Pacific National Bank. Mr. Batinovich has served as an independent director of Sunstone Hotel Investors (SHO: NYSE), a public REIT that invests in hotel properties, since November 2011, and as an independent director of RAIT Financial Trust (RAS: NYSE), a public REIT that provides debt financing options to owners of commercial real estate and invests directly into commercial real estate, from March 2013 until June 2018. In addition, Mr. Batinovich is currently an independent director of G. W. Williams Co., a privately-owned real estate company primarily focused on West Coast multi-family properties. Mr. Batinovich earned a BA in International Business Administration from the American University of Paris.
The board of directors has determined that Mr. Batinovich is qualified to serve as one of our directors due to his significant experience in the management of public and private real estate companies.
EXECUTIVE OFFICERS
The following table and biographical descriptions set forth information with respect to our executive officers:

Name	Age	Position
Andrew Batinovich	61	Chief Executive Officer, Corporate Secretary and Director
M. Bradley Kettmann	40	Chief Financial Officer and Treasurer
Julia Kholodenko	39	Chief Accounting Officer
For biographical information regarding Mr. Batinovich, see “Board of Directors—Information about Director Nominees” above.
M. Bradley Kettmann has served as Chief Financial Officer since April 2019. Since January 2018, Mr. Kettmann has served as Senior Vice President-Finance for Glenborough, LLC and has held the positions of Manager-Special Projects, Manager-Finance and more recently Vice President-Finance. Since joining the Glenborough, LLC in 2008, Mr. Kettmann has worked with lenders and brokers to negotiate and secure financing of over $1.0B for all of Glenborough’s managed portfolios and its investment affiliates, including SRT. In addition to his capital market responsibilities, Mr. Kettmann also assists with all investment functions such as acquisitions, dispositions and asset management of the funds and properties. Mr. Kettmann also oversees all financial statement preparation, SEC reporting and cash management for Glenborough and its investment affiliates, as well as information technology. Prior to joining Glenborough, Mr. Kettmann previously held the positions of Senior Tax Analyst at Farallon Capital Management, LLC and a Senior Tax Consultant at Deloitte & Touche, LLP.
Mr. Kettmann received his BS in Accounting from the Leavey School of Business at Santa Clara University, Santa Clara, CA.
Julia Kholodenko has served as Chief Accounting Officer since April 2019. Since June 2016, Ms. Kholodenko served as Director of Financial Reporting for Glenborough, LLC. Ms. Kholodenko oversees financial statement preparation, SEC reporting, cash management, internal audit, external audit coordination, and tax returns for Glenborough and its investment affiliates. Before joining Glenborough, LLC, Ms. Kholodenko worked in the financial reporting field, most recently as Financial Reporting Manager at VMware, Inc, from 2014 to 2016.
Ms. Kholodenko holds a Bachelor of Science degree in Business Administration from the University of San Francisco, San Francisco, CA.
CORPORATE GOVERNANCE
Board of Directors
The board of directors held 15 meetings during the fiscal year ended December 31, 2019. Each of our current directors attended at least 75% of the aggregate of the total number of meetings of the board of directors held during the period for which he served as a director and the aggregate total number of meetings held by all committees of the board of directors on which he served during the periods in which he served.

Director Attendance at Annual Meetings
Although we have no policy with regard to attendance by the members of the board of directors at our annual meetings, we invite and encourage the members of the board of directors to attend our annual meetings to foster communication between stockholders and the board of directors. All our current directors were present, either in person or by telephone, at the 2019 annual meeting of stockholders.
Contacting the Board of Directors
Any stockholder who desires to contact members of the board of directors may do so by writing to: Strategic Realty Trust, Inc. Board of Directors, 400 Concar Drive, Suite 3-149, San Mateo, California 94402, Attention: Secretary. Communications received will be distributed by our secretary to such member or members of the board of directors as deemed appropriate by our secretary, depending on the facts and circumstances outlined in the communication received. For example, if any questions regarding accounting, internal accounting controls and auditing matters are received, they will be forwarded by our secretary to the audit committee for review.
Director Independence
We have a four-member board of directors. We do not consider Andrew Batinovich to be an independent director. Mr. Batinovich is affiliated with our advisor and property manager and currently serves as our chief executive officer. The three remaining directors comprising our current board of directors qualify as “independent directors” as defined in our charter in compliance with the requirements of the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investment Trusts. Although our shares are not listed on any national securities exchange, we consider our three independent directors, who constitute a majority of our board of directors and all of the members of the audit committee, to be “independent” as defined by the NYSE.
Our charter provides that a majority of the directors must be “independent directors.” As defined in our charter, an “independent director” is a person who is not, on the date of determination, and within the last two years from the date of determination has not been, directly or indirectly, associated with our sponsor or our advisor by virtue of (1) ownership of an interest in our sponsor, our advisor, or any of their affiliates, other than us; (2) employment by our sponsor, our advisor, or any of their affiliates; (3) service as an officer or director of our sponsor, our advisor, or any of their affiliates, other than as one of our directors; (4) performance of services, other than as a director, for us; (5) service as a director or trustee of more than three real estate investment trusts organized by our sponsor or advised by our advisor; or (6) maintenance of a material business or professional relationship with our sponsor, our advisor, or any of their affiliates.
Nomination of Directors
We do not have a standing nominating committee or another committee performing a similar function. Our board of directors has determined that it is appropriate for us not to have a nominating committee because our four-member board of directors, which considers all matters for which a nominating committee would be responsible, has three independent directors. Each member of our board of directors participates in the consideration of nominees. Our board of directors considers many factors in connection with each candidate, including judgment, integrity, diversity, prior experience, the value of the candidate’s experience relative to the experience of other board members and the candidate’s willingness to devote substantial time and effort to board responsibilities. We do not have any minimum qualifications with respect to nominees; however, our charter requires that our affiliated directors have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets being acquired by us and that at least one of our independent directors has three years of relevant real estate experience. Our board of directors does not have a formal written policy regarding the consideration of diversity in identifying director nominees. Nevertheless, considerations of diversity will continue to be important factors in identifying and recruiting new directors.
Our board of directors also will consider recommendations made by stockholders for director nominees. In order to be considered by our board of directors, recommendations made by stockholders must be submitted within the timeframe required to request a proposal to be included in the proxy materials. See “Proposals for 2021 Annual Meeting.” In evaluating the persons recommended as potential directors, our board of directors will consider each candidate without regard to the source of the recommendation and take into account those factors that our board of directors determines are relevant. Stockholders may directly nominate potential directors (without the recommendation of our board of directors) by satisfying the procedural requirements for such nomination as provided in our bylaws.
Board Leadership Structure; Role in Risk Oversight
It is the policy of the board of directors that the role of chairman is separate from that of chief executive officer. Therefore, the positions of chairman of the board and chief executive officer are held by separate persons. In addition, the board of directors has determined that the chairman shall be independent within the meaning of the NYSE listing standards. Currently, our chairman of the board is Mr. Spitzer and our chief executive officer is Mr. Batinovich. Mr. Spitzer has served as chairman of the board of directors since January 22, 2014. Prior to January 22, 2014, John B. Maier II served as chairman of the board, a position he had held since

October 2013. Mr. Batinovich was appointed as our chief executive officer and as a member of our board of directors in August 2013. Our board of directors has three independent directors out of a four-member board.
The board believes that the current structure is appropriate and effective for our company. The board believes that there are advantages to having an independent chairman of the board for matters such as communications and relations between the board, the chief executive officer, and other senior leadership; assisting the board in reaching consensus on particular strategies and policies; and facilitating robust evaluation processes for senior leadership, the board, and the chief executive officer. In addition, the board believes that the current leadership structure helps to ensure that the appropriate level of oversight, independence and responsibility is applied to all board decisions, including risk oversight. The duties of the independent chairman of the board include: chairing meetings of the board of directors and executive sessions of the independent directors; facilitating discussion outside board meetings among the independent directors on key issues and concerns; serving as non-executive conduit to the chief executive officer of views, concerns and issues of the directors; interacting with external stakeholders, outside advisors and employees at the discretion of the board; and supporting proper flow of information to the board to ensure the opportunity for effective preparation and discussion of business under consideration. The chairman serves as an information resource for the other independent directors and acts as a liaison between directors, committee chairs and management.
Our board of directors has an active role in overseeing the management of risks applicable to us and our operations. We face a number of risks, including economic risks, environmental and regulatory risks, and other risks such as the impact of competition. How well we manage these and other risks can ultimately determine our success. The board of directors manages our risk through its approval of all property acquisitions, assumptions of debt and its oversight of our executive officers and advisor. The board of directors may also establish committees that it deems appropriate to address specific areas in more depth than may be possible at a meeting of our full board of directors, provided that the majority of the members of each committee are independent directors. There is currently one established committee of our board of directors: an audit committee.
Audit Committee
Our board of directors has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The audit committee meets on a regular basis, at least quarterly and more frequently as necessary. The audit committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal controls that management has established and the audit and financial reporting process. The current members of the audit committee are Phillip I. Levin, Jeffrey S. Rogers and Todd A. Spitzer, each an independent director. Mr. Levin is the designated audit committee financial expert. Mr. Levin and Mr. Spitzer are co-chairs of the audit committee.
The audit committee operates under a written charter. A copy of the audit committee charter is available on our website at www.srtreit.com. The audit committee held four meetings during the year ended December 31, 2019.
Independent Auditors
During the year ended December 31, 2019, Moss Adams served as our independent auditor and provided certain other services. Moss Adams has served as our independent auditor since April 2013. The audit committee intends to engage Moss Adams as our independent auditor to audit our financial statements for the year ending December 31, 2020. The audit committee may, however, select new auditors at any time in the future in its discretion if it deems such decision to be in our best interest. Any decision to select new auditors would be disclosed to the stockholders in accordance with applicable securities laws.
Pre-Approval Policies
The audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(b) of the Exchange Act and the rules and regulations of the SEC. All services rendered by our independent registered public accounting firm for the years ended December 31, 2019 and 2018 were pre-approved in accordance with the policies and procedures described above.
Audit Fees and Non-Audit Fees
The aggregate fees billed to us for professional accounting services, including the audit of our financial statements and the non-audit fees charged to us by our independent registered public accounting firm, all of which were pre-approved by the audit committee, are set forth in the table below.

	2019	2018
Audit fees	$265,000	$300,000
Audit-related fees	—	10,000
Tax fees	—	—
All other fees	—	—
Total	$265,000	$310,000

For purposes of the preceding table, all professional fees are classified as follows:

•
Audit fees — These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures performed by our independent auditors in order for them to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements.

•
Audit-related fees — These are fees for assurance and related services that traditionally are performed by independent auditors that are reasonably related to the performance of the audit or review of the financial statements, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, and consultation concerning financial accounting and reporting standards.

•
Tax fees — These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the Internal Revenue Service and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All other fees — These are fees for any services not included in the above-described categories, including assistance with internal audit plans and risk assessments.
AUDIT COMMITTEE REPORT TO STOCKHOLDERS
The audit committee of the board of directors operates under a written charter adopted by the board of directors. The role of the audit committee is to oversee the Company’s financial reporting process on behalf of the board of directors, including: (1) the integrity of the Company’s financial statements and internal control over financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s independent auditor and internal audit function.
The Company’s management has the primary responsibility for the Company’s financial statements as well as its financial reporting process, principles and internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company’s annual financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States of America. The members of the audit committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the audit committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the audit committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the audit committee’s considerations and discussions referred to below do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”
In this context, in fulfilling its oversight responsibilities, the audit committee reviewed the 2019 audited financial statements with management, including a discussion of the quality and acceptability of the financial reporting and controls of the Company. The audit committee reviewed with Moss Adams, which was responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and the acceptability of the financial statements and the matters required to be discussed under the statement on Auditing Standards No. 61, as amended, (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received from Moss Adams the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Moss Adams’s communications with the audit committee concerning independence and discussed with Moss Adams their independence from the Company.
The audit committee discussed with Moss Adams the overall scope and plans for the audit. The audit committee meets periodically with Moss Adams, with and without management present, to discuss the results of their examinations and their evaluations of the overall quality of the financial reporting of the Company.
Based on the reviews and discussions described above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 18, 2020.

Audit Committee: Phillip I. Levin Todd A. Spitzer Jeffrey S. Rogers

The foregoing Audit Committee Report to Stockholders shall not be deemed to be “soliciting material” or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
Executive Officer Compensation
None of our executive officers are employed by us or receive any compensation from us in exchange for their service as our executive officers. Currently, Andrew Batinovich serves as our Chief Executive Officer and Corporate Secretary, M. Bradley Kettmann serves as our Chief Financial Officer and Treasurer, and Julia Kholodenko serves as our Chief Accounting Officer. We have no other executive officer positions. Our executive officers are officers and/or employees of our advisor or its affiliates, and our executive officers are compensated by our advisor or its affiliates, in part, for their services to us or our subsidiaries. See “Certain Relationships and Related-Party Transactions” below for a discussion of the fees paid to our advisor and its affiliates.
Director Compensation
If a director is also one of our executive officers or an affiliate of our advisor, we do not pay any compensation to that person for services rendered to us as a director. The amount and form of compensation payable to our independent directors for their service to us is determined by our board of directors, based upon recommendations from our advisor.
The following table sets forth the compensation paid to our directors for the year ended December 31, 2019:

Name	Fees Earned or Paid in Cash (1)	All Other Compensation	Total
Phillip I. Levin	$50,000	$—	$50,000
Jeffrey S. Rogers	40,000	—	40,000
Todd A. Spitzer	50,000	—	50,000
Andrew Batinovich (2)	—	—	—

(1)	The amounts shown in this column include fees earned for services rendered in 2018, regardless of when paid.

(2)	Andrew Batinovich does not receive compensation as a director because he serves as our Chief Executive Officer and Corporate Secretary.
Cash Compensation
All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the board of directors.
We pay each of our independent directors an annual fee of $40,000, which fee is paid monthly in arrears and prorated for the actual period of service. We pay each of the audit committee co-chairs an additional annual fee of $10,000, which is paid monthly in arrears and prorated for the actual period of service. We do not pay any additional fees for committee service, service as chairman of the board or a committee, or attendance at board of directors or committee meetings. Under our bylaws, director compensation for 2019 was limited to $40,000 per year, except that each co-chairman of the audit committee was entitled to an additional $2,500 per quarter.
Equity Plan Compensation
We have reserved 2,000,000 shares of common stock for stock grants pursuant to our 2009 Long-Term Incentive Award Plan, which we refer to as the “incentive award plan.” We did not grant any equity compensation awards pursuant to the incentive award plan during the year ended December 31, 2019.
Compensation Committee Interlocks and Insider Participation
We currently do not have a compensation committee of our board of directors or another committee performing a similar function because we do not plan to pay any compensation to our officers. There are no interlocks or insider participation as to compensation decisions.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our incentive award plan, as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders:	—	$—	1,950,000
Equity compensation plans not approved by security holders:	N/A	N/A	N/A
Total	—	—	1,950,000

(1)
One-third of the restricted stock granted to each independent director pursuant to the terms of our incentive award plan becomes non-forfeitable on the grant date and one-third of the remaining shares of restricted stock become non-forfeitable on each of the first two anniversaries of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our common stock as of April 24, 2020 for each person or group that holds more than 5% of our common stock, for each of our current directors and executive officers and for our current directors and executive officers as a group. To our knowledge, each person that beneficially owns our shares has sole voting and disposition power with regard to such shares.
Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at 400 Concar Drive, Suite 3-149, San Mateo, California 94402.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of All Shares
Andrew Batinovich (2)	248,157	2.31%
Todd A. Spitzer	—	—
Phillip I. Levin	10,092	*
Jeffrey S. Rogers	14,399	*
M. Bradley Kettmann	—	—
Julia Kholodenko	—	—
All directors and executive officers as a group	272,648	2.54%

*	Less than 1% of the outstanding common stock.

(1)
Under SEC rules, a person is deemed to be a “beneficial owner” of a security if he or she has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities that he or she has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Consists of 248,157 shares held by Glenborough Property Partners, LLC. Mr. Batinovich may be deemed to have beneficial ownership of the shares beneficially owned by Glenborough Property Partners, LLC.
Section 16(a) Beneficial Ownership Reporting Compliance
Our directors and executive officers, and any persons holding more than 10% of our outstanding common stock, have filed reports with the SEC with respect to their initial ownership of common stock and any subsequent changes in that ownership. We believe that during 2019 each of our officers and directors complied with any applicable filing requirements. In making this statement, we have relied solely on written representations of our directors and executive officers and copies of reports that they have filed with the SEC. In 2019, no person held more than 10% of the outstanding common stock.
CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS
The following describes all transactions and currently proposed transactions between us and any related person, since January 1, 2018, in which more than $120,000 was or will be involved and such related person had or will have a direct or indirect material interest. Our independent directors are specifically charged with and have examined the fairness of such transactions to our stockholders, and (except as noted below) are of the view that all such transactions are fair and reasonable to us.

Fees Paid to our Advisor
In August 2013, we entered into an advisory agreement with our advisor and, on August 2, 2019, we entered into the Seventh Amendment to the Advisory Agreement (as amended, the “Advisory Agreement”) with our advisor to renew the Advisory Agreement for an additional term of 12 months, beginning on August 10, 2019. In all other material respects, the terms of the Advisory Agreement remained unchanged.
Pursuant to the terms of the Advisory Agreement, we pay our advisor the fees described below, subject to certain limitations set forth in the Advisory Agreement and our charter.

•
We pay our advisor an acquisition fee equal to 1% of (1) the cost of each investment acquired directly by us or (2) our allocable cost of an investment acquired pursuant to a joint venture, in each case including purchase price, acquisition expenses and any debt attributable to such investments. For the years ended December 31, 2019 and 2018, we paid our advisor $46,000 and $60,000, respectively, in acquisition fees.

•
We pay our advisor an origination fee equal to 1% of the amount funded by us to acquire or originate real estate-related loans, including any acquisition expenses related to such investment and any debt used to fund the acquisition or origination of the real estate-related loans. We will not pay an origination fee to our advisor with respect to any transaction pursuant to which we are required to pay our advisor an acquisition fee. For the years ended December 31, 2019 and 2018, we did not acquire or originate any real estate related loans.

•
We pay our advisor a financing coordination fee equal to 1% of the amount made available and/or outstanding under any (1) financing obtained or assumed, directly or indirectly, by us or our operating partnership and used to acquire or originate investments, or (2) the refinancing of any financing obtained or assumed, directly or indirectly, by us or our operating partnership. For the years ended December 31, 2019 and 2018, we paid our advisor financing coordination fees of $179,000 and $299,000, respectively.

•
We pay our advisor a disposition fee of up to 50% of a competitive real estate commission, but not to exceed 3% of the contract sales price, in connection with the sale of an asset in which our advisor or any of its affiliates provides a substantial amount of services, as determined by our independent directors. For the years ended December 31, 2019 and 2018, we paid our advisor $2,000 and $336,000, respectively, in disposition fees.

•
We pay our advisor an asset management fee equal to a monthly fee of 1/12th of 0.6% of the higher of (1) aggregate cost on a U. S generally accepted accounting principles (“GAAP”) basis (before non-cash reserves and depreciation) of all investments we own, including any debt attributable to such investments or (2) the fair market value of our investments (before non-cash reserves and deprecation) if our board has authorized the estimate of a fair market value of our investments; provided, however, that the asset management fee will not be less than $250,000 in the aggregate during any one calendar year. For the years ended December 31, 2019 and 2018, we paid our advisor $647,000 and $750,000, respectively, in asset management fees, none of which remained payable to our advisor at December 31, 2019 and 2018.

In addition to the fees we will pay to our advisor, we or our operating partnership will pay directly, or reimburse our advisor for, certain third-party expenses paid or incurred by our advisor or its affiliates in connection with the services our advisor provides pursuant to the Advisory Agreement, subject to certain limitations as set forth in the Advisory Agreement. Those limitations include the 2%/25% Guidelines discussed below with respect to certain general and administrative expenses. In addition, under the Advisory Agreement, to the extent that our advisor or any affiliate receives fees from any of our subsidiaries for services rendered to such subsidiary, then the amount of such fees will be offset against any amounts due to our advisor for the same services. For the years ended December 31, 2019 and 2018, we reimbursed our advisor $35,000 and $164,000, respectively, of operating expenses.
2%/25% Guidelines
Under the Advisory Agreement, our advisor and its affiliates are entitled to reimbursement of actual expenses incurred for certain administrative and other services provided to us for which they do not otherwise receive a fee. We will not reimburse our advisor for any of its personnel costs or other overhead costs except for customary reimbursements for personnel costs under property management agreements entered into between our operating partnership and our advisor or its affiliates. We will not reimburse our advisor or its affiliates at the end of any fiscal quarter in which “total operating expenses” for the four consecutive fiscal quarters then ended, or the expense year, exceed the greater of (1) 2% of our average invested assets or (2) 25% of our net income for such expense year, which we refer to as the “2%/25% Guidelines.” Our advisor is required to reimburse us quarterly for any amounts by which our total operating expenses exceed the 2%/25% Guidelines in the previous expense year (the “Excess Amount”), or we may elect to subtract such Excess Amount from the “total operating expenses” for the subsequent fiscal quarter.
For purposes of the 2%/25% Guidelines, “total operating expenses” means all costs and expenses paid or incurred by us, as determined under U.S. generally accepted accounting principles, that are in any way related to our operation or to corporate business, including advisory fees, but excluding (1) the expenses of raising capital such as legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and listing of the shares, (2) interest payments, (3) taxes, (4) non-cash expenditures such as depreciation, amortization and bad debt reserves, (5) incentive fees, (6) acquisition fees, origination fees and acquisition expenses, (7) real estate commissions on the sale of property, and (8) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property). For purposes of calculating the Excess Amount, our board of directors has determined that “total operating expenses” will not include (a) amounts (i) paid to our Prior Advisor or its affiliates related to or in connection with the termination of the Prior Advisory Agreement, the dealer manager agreement, or any property management agreements or other agreements with our Prior Advisor or its affiliates, or (ii) amounts incurred in connection with the termination of the agreements described in the foregoing clause (i), including, without limitation, attorney’s fees, litigation costs and expenses and amounts paid in settlement (but excluding costs associated with obtaining lender approvals to any such termination and engagement of our advisor or its affiliates as a replacement under such agreements), and (b) “total operating expenses” incurred prior to the date of the execution of the Advisory Agreement.
Our “average invested assets” for any period are equal to the average book value of our assets invested in equity interests in, and loans secured by, real estate before deducting reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during the period. Our “net income” for any period is equal to our total revenues less total expenses other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of our assets for such period.
Our advisor is required to reimburse the Excess Amount to us during the fiscal quarter following the end of the expense year unless (1) we elect to subtract the Excess Amount from the “total operating expenses” for the subsequent fiscal quarter, or (2) the independent directors determine that the excess expenses are justified based on unusual and non-recurring factors which they deem sufficient. If the independent directors determine that the excess expenses are justified, the Excess Amount may be carried over and included in “total operating expenses” in subsequent expense years and we will send our stockholders written disclosure, together with an explanation of the factors the independent directors considered in making such a determination. The determination will also be reflected in the minutes of the board of directors.
Issuance of Special Units to Advisor
Pursuant to the Advisory Agreement, in April 2014 we caused our operating partnership to issue to our advisor a separate series of limited partnership interests of our operating partnership in exchange for a capital contribution to our operating partnership of $1,000. The terms of the special units entitle our advisor to (i) 15% of our net sale proceeds upon disposition of our assets after our stockholders receive a return of their investment plus a 7% cumulative, non-compounded rate of return or (ii) an equivalent amount in the event we list our shares of common stock on a national securities exchange or upon certain terminations of the Advisory Agreement after our stockholders are deemed to have received a return of their investment plus a 7% cumulative, non-compounded rate of return.
Entry into Joint Venture Agreements
SGO Joint Venture
Entry into SGO Joint Venture Agreement
On March 11, 2015, we, through a wholly owned subsidiary, entered into the Limited Liability Company Agreement of SGO Retail Acquisition Venture, LLC (the “SGO Agreement”) to form a joint venture with Grocery Retail Grand Avenue Partners, LLC, a subsidiary of Oaktree Real Estate Opportunities Fund VI, L.P. (“Oaktree”), and GLB SGO, LLC, a wholly owned subsidiary of Glenborough Property Partners, LLC (“GPP” and together with us and Oaktree, the “SGO Members”). GPP is an affiliate of our property manager, Glenborough, and an affiliate of our advisor.
The SGO Agreement provides for the ownership and operation of SGO Retail Acquisition Venture, LLC (the “SGO Joint Venture”), in which we own a 19% interest, GPP owns a 1% interest, and Oaktree owns an 80% interest. In exchange for ownership in the SGO Joint Venture, we contributed $4.5 million to the SGO Joint Venture, which amount was credited against our sale of the Initial SGO Properties (as defined below) to the Joint Venture (as described below), GPP contributed $0.2 million to the SGO Joint Venture, and Oaktree contributed $19.1 million to the SGO Joint Venture.
Pursuant to the SGO Agreement, GPP manages and conducts the day-to-day operations and affairs of the SGO Joint Venture, subject to certain major decisions set forth in the SGO Agreement that require the consent of at least two members, one of whom must be Oaktree. Income, losses and distributions will generally be allocated based on the members’ respective ownership interests. Additionally, in certain circumstances described in the SGO Agreement, the members may be required to make additional capital contributions to the SGO Joint Venture, in proportion to the members’ respective ownership interests.
Pursuant to the SGO Agreement, the SGO Joint Venture pays GPP a monthly asset management fee equal to a percentage of the aggregate investment value of the property owned by the SGO Joint Venture in the preceding month. In addition, if Oaktree has received a 12% internal rate of return on its capital contribution, then promptly following the sale of the last of the Initial SGO Properties, the SGO Joint Venture will pay GPP a disposition fee equal to one percent of the aggregate net sales proceeds received by the SGO Joint Venture from the sales of the Initial SGO Properties.

The SGO Joint Venture makes distributions of net cash flow to the SGO Members no less than quarterly, if appropriate. Distributions are pro rata to the SGO Members in proportion to their respective ownership interests in the SGO Joint Venture until the SGO Members have received a 12% internal rate of return on their capital contribution. Thereafter, distributions will be 5% to us, 5% to GPP and the balance to us, GPP and Oaktree pro rata in proportion to each SGO Member’s respective ownership interests in the SGO Joint Venture until Oaktree has received aggregate distributions in an amount necessary to provide Oaktree with the greater of a 17% internal rate of return on its capital contribution and a 1.5 equity multiple on its capital contribution. Distributions will then be 12.5% to us, 5% to GPP and the balance to us, GPP and Oaktree pro rata in proportion to each SGO Member’s respective ownership interests in the SGO Joint Venture until Oaktree has received aggregate distributions in an amount necessary to provide Oaktree with the greater of a 22% internal rate of return on its capital contribution and a 1.75 equity multiple on its capital contribution (the “SGO Promoted Returns”). Distributions will then be 20% to us, 5% to GPP and the balance to us, GPP and Oaktree pro rata in proportion to each SGO Member’s respective ownership interests in the SGO Joint Venture. The portion of the SGO Promoted Returns payable to GPP is referred to herein as the “GPP SGO Incentive Fee.” The portion of the SGO Promoted Returns payable to us is referred to herein as our “SGO Earn Out.” As a part of the negotiations for the SGO Joint Venture, Glenborough agreed to reduce certain property management and related charges payable by the SGO Joint Venture from levels that were in place for these assets when held by us; the GPP SGO Incentive Fee was implemented in order to provide GPP and its affiliates with an opportunity to recoup those reductions should the SGO Joint Venture assets perform well financially.
The SGO Joint Venture structure, as originally discussed between Oaktree and us, contemplated that we would be a 20% participant in the SGO Joint Venture and that we or one of our subsidiaries would serve as managing member of the SGO Joint Venture. Under that proposed structure, Oaktree required that it have the right to restrict our ability to terminate our Advisor during the term of the SGO Joint Venture. This was not acceptable to our board of directors, including all of our independent directors, or our advisor. Further, our SGO Promoted Returns would be at risk if Glenborough as property manager or our advisor committed certain defaults under the transaction documents or failed to achieve certain financial results within the SGO Joint Venture. These same triggers could also have resulted in giving Oaktree the right to remove us as managing member from the SGO Joint Venture. This would have put us at risk of potentially losing the SGO Promoted Returns and our position as managing member of the SGO Joint Venture based on the actions of our Advisor as it managed the day-to-day operations of the SGO Joint Venture on our behalf. Neither of these provisions were acceptable to our board of directors, including all of our independent directors, or our Advisor; accordingly our board of directors, including all of our independent directors, endorsed a structure whereby GPP agreed to pay cash to become a 1% managing member, and put that position and the GPP SGO Incentive Fee at risk of removal/forfeiture, while insulating our 19% position and our SGO Earn Out from those risks, while further permitting the board of directors to retain full discretion over the continued employment of our advisor.
Entry into SGO Joint Venture Property Management Agreement
On March 11, 2015, the SGO Joint Venture, through its wholly owned subsidiaries, also entered into a Property Management Agreement with Glenborough (the “SGO Property Management Agreement”), pursuant to which Glenborough will act as the property manager for the Initial SGO Properties and will have responsibility for the day-to-day management, operation and maintenance of the Initial SGO Properties. The initial term of the SGO Property Management Agreement will continue for so long as the SGO Joint Venture owns the Initial SGO Properties and Glenborough owns at least a 0.5% interest in the SGO Joint Venture, and provided that no event of default by Glenborough or any of its affiliates under the SGO Joint Venture Agreement exists and Glenborough has not been removed as the managing member of the SGO Joint Venture pursuant to the SGO Joint Venture Agreement.
Under the SGO Property Management Agreement, Glenborough will receive fees for its services as set forth below:

•	Management fee. Glenborough earns a monthly management fee equal to 3.0% of the gross revenues collected from the operation of each property.

•
Construction management fee. Glenborough earns a construction management fee (on a project-by-project basis) for any construction projects the cumulative cost of which, as defined in the SGO Property Management Agreement, exceed $25,000. The construction management fee is equal to: (i) five percent (5.00%) of the first $300,000 of the cumulative costs; (ii) four percent (4.00%) of the cumulative costs which exceed $300,000 but are less than or equal to $500,000; and (iii) three percent (3.00%) of all cumulative costs in excess of $500,000.

•
Leasing commissions. Glenborough earns leasing commissions equal to: (i) six percent (6%) of base rent for the first one hundred twenty (120) months of the initial term for new leases procured by Glenborough and expansions of existing leases, and (ii) three percent (3%) of base rent for the first one hundred twenty (120) months of the renewal term for extensions and renewals of existing leases. In certain circumstances, pursuant to the SGO Property Management Agreement, if the foregoing leasing commission structure is not the structure that is commonly used in a particular market area where a property is located, then the SGO Joint Venture and Glenborough may use an alternative leasing commission structure that is commonly used in such market area. It is expected that Glenborough will pay out some or all of these leasing commissions to third-party brokers who participate in the leasing process.

Sale of Initial Properties to SGO Joint Venture
On March 11, 2015, as part of the formation of the SGO Joint Venture, we, through TNP SRT Osceola Village, LLC, our indirect wholly owned subsidiary, SRT Constitution Trail, LLC, a wholly owned subsidiary of Secured Holdings, and TNP SRT Aurora Commons, LLC, a wholly owned subsidiary of Secured Holdings, entered into a Purchase and Sale Agreement effective March 11, 2015 to sell the multitenant retail property located in Kissimmee, Florida commonly known as Osceola Village (“Osceola Village”), Constitution Trail and the multitenant retail center and office property located in Aurora, Ohio commonly known as Aurora Commons (“Aurora Commons” and together with Osceola Village and Constitution Trail, the “Initial SGO Properties”) to the SGO Joint Venture. Secured Holdings is jointly owned by our operating partnership and SRT Manager, an affiliate of Glenborough. The closing of the sale was conditioned on the SGO Joint Venture issuing us a 19% membership interest and GPP a 1% membership interest in the SGO Joint Venture.
The cash sale price for the Initial SGO Properties was $22.0 million for Osceola Village, $23.1 million for Constitution Trail, and $8.5 million for Aurora Commons. Of the aggregate $53.6 million cash purchase price for the Initial SGO Properties, the SGO Joint Venture obtained a $34.0 million mortgage loan from Bank of America Merrill Lynch, an unaffiliated third party, as lender, of which $30.0 million was available at closing, and paid the balance in cash.
SGO MN Joint Venture
On September 30, 2015, we, through wholly owned subsidiaries, entered into the Limited Liability Company Agreement of SGO MN Retail Acquisitions Venture, LLC (the “SGO MN Agreement”) to form a joint venture with MN Retail Grand Avenue Partners, LLC, a subsidiary of Oaktree, and GLB SGO MN, LLC, a wholly owned subsidiary of GPP (together with us and Oaktree, the “SGO MN Members”).
The SGO MN Agreement provides for the ownership and operation of SGO MN Retail Acquisition Venture, LLC (the “SGO MN Joint Venture”), in which we own a 10% interest, GPP owns a 10% interest, and Oaktree owns an 80% interest. In exchange for ownership in the SGO MN Joint Venture, we contributed cash in the amount of $2.846 million to the SGO MN Joint Venture, GPP contributed $2.846 million to the SGO MN Joint Venture, and Oaktree contributed $22.746 million to the SGO MN Joint Venture.
On September 30, 2015, the SGO MN Joint Venture used the capital contributions of the SGO MN Members, together with the proceeds of a loan from Bank of America, NA in the amount of $50.5 million, to acquire 14 retail properties located in Minnesota, North Dakota and Nebraska (the “SGO MN Properties”) from a subsidiary of IRET Properties, L.P., a subsidiary of Investors Real Estate Trust (“IRET”), for a total purchase price of $79.0 million. Subsequently, the SGO MN Joint Venture purchased an additional two retail properties in Minnesota from IRET for a purchase price of $1.6 million. One transaction closed on December 23, 2015, and the other transaction closed on January 8, 2016. In 2018 and 2017, the SGO MN Joint Venture sold three and two of the SGO MN Properties, respectively, and distributed the net sales proceeds, after required reduction of debt, to the SGO MN Members.
Pursuant to the SGO MN Agreement, GPP manages and conducts the day-to-day operations and affairs of the SGO MN Joint Venture, subject to certain major decisions set forth in the SGO MN Agreement that require the consent of at least two of the SGO MN Members, one of whom must be Oaktree. Income, losses and distributions will generally be allocated based on the SGO MN Members’ respective ownership interests. Additionally, in certain circumstances described in the SGO MN Agreement, the SGO MN Members may be required to make additional capital contributions to the SGO MN Joint Venture, in proportion to the SGN MN Members’ respective ownership interests.
Pursuant to the SGO MN Agreement, the SGO MN Joint Venture pays GPP a monthly asset management fee equal to a percentage of the aggregate investment value of the property owned by the SGO MN Joint Venture in the preceding month. In addition, if Oaktree has received a 12% internal rate of return on its capital contribution, then promptly following the sale of the last of the SGO MN Properties, the SGO MN Joint Venture will pay GPP a disposition fee equal to one percent of the aggregate net sales proceeds received by the SGO MN Joint Venture from the sales of the SGO MN Properties.
The SGO MN Joint Venture makes distributions of net cash flow to the SGO MN Members no less than quarterly, if appropriate. Distributions are pro rata to the SGO MN Members in proportion to their respective ownership interests in the SGO MN Joint Venture until the SGO MN Members have received a 12% internal rate of return on their capital contribution. Thereafter distributions will be 10% to GPP and the balance to us, GPP and Oaktree pro rata in proportion to each SGO MN Member’s respective ownership interests in the SGO MN Joint Venture until Oaktree has received aggregate distributions in an amount necessary to provide Oaktree with the greater of a 17% internal rate of return on its capital contribution and a 1.5 equity multiple on its capital contribution. Distributions will then be 17.5% to GPP and the balance to us, GPP and Oaktree pro rata in proportion to each SGO MN Member’s respective ownership interests in the SGO MN Joint Venture until Oaktree has received aggregate distributions in an amount necessary to provide Oaktree with the greater of a 22% internal rate of return on its capital contribution and a 1.75 equity multiple on its capital contribution (the “Promoted Returns”). Distributions will then be 25% to GPP and the balance to us, GPP and Oaktree pro rata in proportion to each SGO MN Member’s respective ownership interests in the SGO MN Joint Venture. The portion of the Promoted Returns payable to GPP are referred to herein as the “GPP Incentive Fee.” As a part of the negotiations for the SGO MN Joint Venture, Glenborough agreed to certain reduced property management and related charges payable by the SGO MN Joint Venture; the GPP

Incentive Fee was implemented in order to provide GPP and its affiliates with an opportunity to recoup those reductions should the SGO MN Joint Venture assets perform well financially.
Entry into SGO MN Property Management Agreement
On September 30, 2015, the SGO MN Joint Venture, through its wholly owned subsidiaries, also entered into a property management agreement with Glenborough (the “SGO Property Management Agreement”), pursuant to which Glenborough acts as the property manager for the SGO MN Properties and has responsibility for the day-to-day management, operation and maintenance of the SGO MN Properties. The initial term of the SGO MN Property Management Agreement will continue for so long as the SGO MN Joint Venture owns the SGO MN Properties and Glenborough owns at least a 5.0% interest in the SGO Joint Venture, and provided that no event of default by Glenborough or any of its affiliates under the SGO MN Joint Venture Agreement exists and Glenborough has not been removed as the managing member of the SGO MN Joint Venture pursuant to the SGO MN Joint Venture Agreement.
Under the SGO MN Property Management Agreement, Glenborough receives fees for its services as set forth below:

•	Management fee. Glenborough earns a monthly management fee equal to 3.0% of the gross revenues collected from the operation of each property.

•
Construction management fee. Glenborough earns a construction management fee (on a project-by-project basis) for any construction projects the cumulative cost of which, as defined in the SGO MN Property Management Agreement, exceed $25,000. The construction management fee is equal to: (i) five percent (5.00%) of the first $300,000 of the cumulative costs; (ii) four percent (4.00%) of the cumulative costs which exceed $300,000 but are less than or equal to $500,000; and (iii) three percent (3.00%) of all cumulative costs in excess of $500,000.

•
Leasing commissions. Glenborough earns leasing commissions equal to: (i) six percent (6%) of base rent for the first one hundred twenty (120) months of the initial term for new leases procured by Glenborough and expansions of existing leases, and (ii) three percent (3%) of base rent for the first one hundred twenty (120) months of the renewal term for extensions and renewals of existing leases. In certain circumstances, pursuant to the SGO MN Property Management Agreement, if the foregoing leasing commission structure is not the structure that is commonly used in a particular market area where a property is located, then the SGO MN Joint Venture and Glenborough may use an alternative leasing commission structure that is commonly used in such market area. It is expected that Glenborough will pay out some or all of these leasing commissions to third-party brokers who participate in the leasing process.

Sale of Unconsolidated Joint Venture Interests
In order to increase liquidity, in anticipation of the impending line of credit maturity, on December 27, 2019, the Company entered into the Membership Interest Purchase Agreement with an affiliate of the managing member of the SGO and SGO MN Joint Ventures and of the Advisor. Under the Membership Interest Purchase Agreement, the Company sold and transferred all of its remaining interests in the SGO Joint Venture and SGO MN Joint Venture for a total sales price of approximately $4.2 million. At the time of sale, these joint ventures owned, in aggregate, five properties comprising approximately 494,000 square feet, down from the acquisition size of 18 properties and approximately 1,447,000 square feet. After the transfer, Oaktree continues to own an 80% interest in both SGO and SGO MN Joint Ventures and GPP owns the remaining 20% interest in these joint ventures. The Company has no remaining performance obligations following the sale of its interests in these joint ventures. At the request of the audit committee of the board of directors, the Company received a fairness opinion from a third-party financial advisory and valuation firm, that opined that the purchase price was fair to the Company from a financial point of view. The sale of the interests in the joint ventures resulted in a total gain of approximately $1.4 million, which was included on the Company's consolidated statement of operations.
Property Management Agreement with Glenborough
In August 2013, Glenborough and wholly owned subsidiaries of our operating partnership entered into property and asset management agreements with respect to each of our current properties (the “Glenborough Property Management Agreements”). Glenborough has been the Company’s property manager since August 2013. Glenborough is a privately held full-service real estate investment and management company focused on the acquisition, management and leasing of high quality commercial properties. Glenborough and its predecessor entities have over three decades of experience in the commercial real estate industry. Pursuant to the Glenborough Property Management Agreements, Glenborough supervises, manages, leases, operates and maintains each of our properties. For the year ended December 31, 2019, we paid Glenborough $126,000 in property management fees, $7,000 of which was unpaid as of December 31, 2019. For the year ended December 31, 2018, we paid Glenborough $269,000 in property management fees, $30,000 of which was unpaid as of December 31, 2018. For the year ended December 31, 2019, we did not pay Glenborough leasing fees. For the year ended December 31, 2018, we paid Glenborough $4,000 in leasing fees. For the year ended December 31, 2019, we did not pay Glenborough legal leasing fees. For the year ended December 31, 2018, we paid Glenborough $39,000 in legal leasing fees. For the year ended December 31, 2019, we paid Glenborough $174,000 in construction management fees. For the year ended December 31, 2018, we paid Glenborough $39,000 in construction management fees.

Pursuant to each Glenborough Property Management Agreement, we pay Glenborough the following fees, subject to certain limitations:

•	An annual property management fee equal to 4% of the “gross revenue” (as defined in the Glenborough Property Management Agreements) of the property subject to the property management agreement.

•
In connection with coordinating and facilitating all construction, including all maintenance, repairs, capital improvements, common area refurbishments and tenant improvements, on a project-by-project basis, a construction management fee equal to 5% of the hard costs for the project in question.

•	A market-based leasing fee for the leases of new tenants, and for expansions, extensions and renewals of existing tenants.

•	A market-based legal leasing fee for the negotiation and production of new leases, renewals and amendments.
Each Glenborough Property Management Agreement has an initial term of one year and will automatically renew for successive one-year terms unless either party provides written notice to the other party at least 30 days prior to the expiration of the then-current term. We have the right to terminate each Glenborough Property Management Agreement upon 30 days’ written notice to Glenborough for cause. In addition, we have the right to terminate each Glenborough Property Management Agreement for any reason upon 60 days’ written notice to Glenborough at any time after the end of the first year of the term of each property management agreement.
Policies and Procedures for Conflict Resolution and Review of Related-Party Transactions
We are subject to potential conflicts of interest arising out of our relationship with our advisor and its affiliates. These conflicts may relate to compensation arrangements, the allocation of investment opportunities, the terms and conditions on which various transactions might be entered into by us and our advisor or its affiliates and other situations in which our interests may differ from those of our advisor or its affiliates. We have adopted the procedures set forth below to address these potential conflicts of interest.
Priority Allocation of Investment Opportunities
Pursuant to the Advisory Agreement, our advisor agrees that we will have the first opportunity to acquire any investment in an income-producing retail property identified by our advisor that meets our investment criteria, for which we have sufficient uninvested funds. With respect to potential non-retail property investments, in the event that an investment opportunity becomes available that is suitable, under all of the factors considered by our advisor, for both us and one or more other affiliates of our advisor, and for which more than one of these entities has sufficient uninvested funds, then the entity that has had the longest period of time elapse since it was offered an investment opportunity will first be offered such investment opportunity. Our advisor makes this determination in good faith.
Our board of directors, including the independent directors, has a duty to ensure that the method used by our advisor for the allocation of the acquisition of real estate assets by two or more affiliated programs seeking to acquire similar types of real estate assets is reasonable and is applied fairly to us.
Independent Directors
Our charter requires that the independent directors review and approve all transactions between us and our advisor, any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of the directors must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. However, the independent directors may not take any action which, under Maryland law, must be taken by the entire board of directors. The independent directors, as a group, are authorized to retain their own legal and financial advisors. Among the matters we expect the independent directors to review and act upon are:

•	the continuation, renewal or enforcement of our agreements with our advisor and its affiliates, including the Advisory Agreement and the Glenborough Property Management Agreements;

•	transactions with affiliates, including our directors and officers;

•	awards under our long-term incentive plan; and

•	pursuit of a potential liquidity event.
Those conflict of interest matters that cannot be delegated to the independent directors as a group are to be acted upon by both the board of directors and the independent directors.

Compensation Involving Our Advisor and its Affiliates
The independent directors evaluate at least annually whether the compensation that we contract to pay to our advisor and its affiliates is reasonable in relation to the nature and quality of services performed and that such compensation is within the limits prescribed by our charter. The independent directors supervise the performance of our advisor and its affiliates and the compensation we pay to them to determine that the provisions of our compensation arrangements are being performed appropriately. This evaluation is based on the factors set forth below as well as any other factors deemed relevant by the independent directors:

•	the quality and extent of the services and advice furnished by our advisor;

•	the amount of fees paid to our advisor in relation to the size, composition and performance of our investments;

•	the success of our advisor in generating investment opportunities that meet our investment objectives;

•	rates charged to other externally advised REITs and similar investors by advisors performing similar services;

•	additional revenues realized by our advisor and its affiliates through their relationship with us, whether we pay them or they are paid by others with whom we do business;

•	the performance of our investments, including income, conservation and appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•	the quality of our investments relative to the investments generated by our advisor for its own account.
The independent directors record these factors in the minutes of the meetings at which they make such evaluations.
Acquisitions, Leases and Sales Involving Affiliates
We will not acquire or lease properties in which our advisor or its affiliates or any of our directors has an interest without a determination by a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to our advisor or its affiliates or such director unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event will we acquire any property at an amount in excess of its appraised value. We will not sell or lease properties to our advisor or its affiliates or to our directors unless a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction determine the transaction is fair and reasonable to us.
Mortgage Loans Involving Affiliates
Our charter prohibits us from investing in or making mortgage loans, including when the transaction is with our advisor or our directors or any of their affiliates, unless an independent expert appraises the underlying property. We must keep the appraisal for at least five years and make it available for inspection and duplication by any of our stockholders. In addition, we must obtain a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title. Our charter prohibits us from making or investing in any mortgage loans that are subordinate to any lien or other indebtedness of our advisor, our directors or any of their affiliates.
Issuance of Options and Warrants to Certain Affiliates
Our charter prohibits the issuance of options or warrants to purchase our common stock to our advisor, our directors or any of their affiliates (1) on terms more favorable than we would offer such options or warrants to unaffiliated third parties or (2) in excess of an amount equal to 10.0% of our outstanding common stock on the date of grant.
Repurchase of Shares of Common Stock
Our charter prohibits us from paying a fee to our advisor or our directors or any of their affiliates in connection with our repurchase or redemption of our common stock.
Loans and Expense Reimbursements Involving Affiliates
We will not make any loans to our advisor or our directors or any of their affiliates except mortgage loans for which an appraisal is obtained from an independent appraiser. In addition, we will not borrow from these persons unless a majority of directors (including a majority of independent directors) not otherwise interested in the transaction approve the transaction as being fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. These restrictions on loans will only apply to advances of cash that are commonly viewed as loans, as determined by the board of directors. By way of example only, the prohibition on loans would not restrict advances of cash for legal expenses or other costs incurred as a result of any legal action for which indemnification is being sought, nor would the prohibition limit our ability to advance reimbursable expenses incurred by directors or officers or our advisor or its affiliates.
In addition, our directors and officers and our advisor and its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner, subject to the limitation on reimbursement of operating expenses to the extent that they exceed the 2%/25% Guidelines.

PROPOSALS YOU MAY VOTE ON
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. Please complete, sign and date the accompanying proxy card and return it in the accompanying self-addressed postage-paid return envelope. Alternatively, you may be able to vote over the Internet or by telephone, depending on how your account is registered. Please refer to the instructions on your proxy card.
PROPOSAL 1: ELECTION OF DIRECTORS
The board of directors currently consists of four directors and is divided into three classes with Class I serving until the 2022 annual meeting of stockholders, Class II serving until the 2020 annual meeting of stockholders, and Class III serving until the 2020 annual meeting of stockholders. The current directors are divided as follows: Class I is comprised of Andrew Batinovich, Class II is comprised of Todd A. Spitzer, and Class III is comprised of Phillip I. Levin and Jeffrey S. Rogers.
At our annual meeting last year, the board of directors nominated Andrew Batinovich for election to our board of directors as a Class I director for a term of office commencing on the date of the 2019 annual meeting and ending on the date of the 2022 annual meeting of stockholders and until his successor was duly elected and qualified. Because we did not have a quorum at the 2019 annual meeting, that meeting was not held, and Mr. Batinovich continues to serve as a director. The board of directors has re-nominated Mr. Batinovich for election as a Class I director, to serve until the date of the 2022 annual meeting of stockholders and until his successor has been elected and qualified. Mr. Batinovich currently serves as Chief Executive Officer and Secretary and as a member of the board of directors and the board of directors believes that he has played and will continue to play a vital role in our management and operations.
At our annual meetings in 2018 and 2019, the board of directors nominated Phillip I. Levin and Jeffrey S. Rogers for election to our board of directors as Class III directors for a term of office commencing on the date of those annual meetings and ending on the date of the 2021 annual meeting of stockholders and until their successor(s) are elected ad qualified. Because we did not have a quorum at the 2018 or 2019 annual meeting, those meetings were not held, and Messrs. Levin and Rogers continue to serve as directors. The board of directors has re-nominated Messrs. Levin and Rogers for election to our board of directors as Class III directors, to serve until the date of our 2021 annual meeting of stockholders and until their successor(s) are elected and qualified. Messrs. Levin and Rogers currently serve as members of the board of directors and the board of directors believes they have each played and will continue to play a vital role in our management and operations.
At our annual meeting in 2017, 2018 and 2019, the board of directors nominated Todd A. Spitzer for election to our board of directors as a Class II director for a term of office commencing on the date of those annual meetings and ending on the date of the 2020 annual meeting of stockholders and until his successor is elected and qualified. Because we did not have a quorum at those annual meetings, those meetings were not held, and Mr. Spitzer continued to serve as a director. The board of directors has re-nominated Mr. Spitzer for election to our board of directors as a Class II director, to serve until the date of our 2023 annual meeting of stockholders and until his successor is elected and qualified. Mr. Spitzer currently serves as a member of the board of directors and the board of directors believes he has played and will continue to play a vital role in our management and operations.
All four of the director nominees have consented to being named as a nominee in this proxy statement and have agreed that, if elected, they will serve on the board of directors for their designated term and until their successor(s) have been elected and qualified. We are not aware of any familial relationship among these nominees and the other director or our executive officers. The nominees have stated that there is no arrangement or understanding of any kind between them and any other person relating to their election as a director except that they have agreed to serve as our directors if elected.
Vote Required
Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified.
The appointed proxies will vote your shares of common stock as you instruct. If you submit a proxy card with no further instructions, the appointed proxies will vote your shares “FOR” the nominee named above. If the nominee becomes unable or unwilling to stand for election, the board of directors may designate a substitute. If a substitute is designated, proxies voting for such nominee will be cast for the substituted nominee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEE TO THE BOARD OF DIRECTORS.

PROPOSALS FOR 2021 ANNUAL MEETING
Under SEC regulations, any stockholder desiring to make a proposal to be acted upon at the 2021 annual meeting of stockholders must cause such proposal to be received at our principal executive offices located at 400 Concar Drive, Suite 3-149, San Mateo, California 94402, Attention: Secretary, no later than December 25, 2020 in order for the proposal to be considered for inclusion in our proxy statement for that meeting. Stockholders also must follow the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act.
Pursuant our bylaws, if a stockholder wishes to present a proposal at the 2021 annual meeting of stockholders, whether or not the proposal is intended to be included in the proxy statement for that meeting, the stockholder must give advance written notice thereof to our secretary at our principal executive offices, no earlier than November 25, 2020 and no later than 5:00 p.m., Pacific Time, on December 25, 2020; provided, however, that in the event that the date of the 2021 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the 2020 annual meeting of stockholders, written notice of a stockholder proposal must be delivered not earlier than the 150th day prior to the date of the 2021 annual meeting of stockholders and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of the 2021 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2021 annual meeting is first made. Any stockholder proposals not received by us by the applicable date in the previous sentence will be considered untimely. Rule 14a-4(c) promulgated under the Exchange Act permits our management to exercise discretionary voting authority under proxies it solicits with respect to such untimely proposals.

OTHER MATTERS
We are not aware of any other matter to be presented for action at the annual meeting other than those mentioned in the Notice of 2020 Annual Meeting and referred to in this proxy statement

STRATEGIC REALTY TRUST, INC.
ATTN: SALLY STOLLMAN
400 CONCAR DRIVE, SUITE 3-149
SAN MATEO, CA 94402

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 22, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 22, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D06828-P38922

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STRATEGIC REALTY TRUST, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. Andrew Batinovich	☐	☐
1b. Todd A. Spitzer	☐	☐
1c. Philip I. Levin	☐	☐
1d. Jeffrey S. Rogers	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the 2019 Annual Report are available at www.proxyvote.com.

D06829-P38922

STRATEGIC REALTY TRUST, INC.
ANNUAL MEETING OF STOCKHOLDERS
JULY 23, 2020
Solicited by the Board of Directors

The undersigned stockholder hereby appoints G. Lee Burns and Julia Kholodenko, and each of them, as proxy and attorney-in-fact, each with the power to appoint his or her substitute, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of STRATEGIC REALTY TRUST, INC., to be held on July 23, 2020, at 9:00 a.m. local time at the Hilton Garden Inn, 2000 Bridgepointe Circle, San Mateo, California 94404, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of 2020 annual meeting of stockholders, the proxy statement, and the 2019 annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" the nominees to the Board of Directors in Proposal 1. The proxy is authorized to vote on such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in his discretion, including but not limited to the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the July 23, 2020 meeting date.

You may obtain directions to attend the annual meeting of Strategic Realty Trust, Inc. by calling us at 650-343-9300 or visiting our website at www.srtreit.com.

Continued and to be signed on reverse side